Exhibit 10.22

November 9, 2018

Private and Confidential

By Electronic Mail

Andrew Pucher

Andrew.pucher@gmail.com

Dear Andrew,

Re:	Offer of Employment

We are pleased to offer you employment with Tilray Canada, Ltd. (the “Company”). Enclosed is an agreement containing the complete terms and conditions of your employment.

For ease of reference, we have briefly summarized the key compensation terms of the offer, below:

1.

Position - You will serve as Chief Corporate Development Officer reporting to the Chief Executive Officer or his designate. As the Company changes and grows, you may be required to change the scope of your position and duties. Any such change will not have the effect of reducing your compensation or terminating your employment and will not constitute a constructive dismissal.

2.

Base Salary - You will earn a base salary in the amount of CAD$375,000.00 per annum, less statutory and other required deductions, payable in accordance with our payroll policies as disseminated from time to time.

3.

Discretionary Bonus Compensation - You will be eligible to participate in the Company's annual incentive bonus scheme, of up to 50% of base salary, based on your annual performance reviews and on overall company performance, subject to the terms and conditions of the applicable incentive plans and policies.

4.

Benefits- You will be eligible to participate in a competitive package of employee benefits as are provided to Company employees from time to time, subject to the terms and conditions of the applicable benefits plans and policies.

5.	Vacation Entitlement - You will earn paid vacation in the amount of twenty-five (25) days per annum, pro-rated for any partial year of employment.

In addition to the terms of compensation, the attached agreement contains terms regarding your obligations to the Company, as well as confidentiality, intellectual property and other protections for the Company's business. In the event of any difference between the content of this letter and the enclosed agreement, the terms of the Agreement will prevail.

The above is simply a summary of terms. Please carefully review the attached agreement for a more complete understanding of your compensation and the other terms an d condition s of employment. If you accept employment with the Company, the terms and conditions of the attached agreement will govern your employment relationship with the Company.

To accept this offer, please sign and date the enclosed employment agreement and return it to rommie.callaghan@privateerholdings.com on or before November 21, 2018. If you return the signed original by mail, please e-mail Rommie Callaghan a copy of it before you send it.

Please let me know if you have any questions.

Andrew, we are excited to have you join our team and look forward to working with you. Yours truly,

Tilray Canada, Ltd.

/s/ Brendan Kennedy

Brendan Kennedy

Chief Executive Officer

Enclosures: Employment Agreement
Current Benefits Summary

Private and Confidential

This Agreement is dated for reference as of November 9, 2018.

Andrew Pucher

Andrew.pucher@gmail.com

Dear Andrew,

Re:	Employment Agreement

This agreement (the "Agreement") contains the complete terms and conditions of your employment with Tilray Canada, Ltd. (the "Company").

Your employment under this Agreement will commence on the later of February 1, 2019, or the end of your garden leave, as determined by your current employer (the "Start Date") and will continue until terminated in accordance with the provisions of this Agreement or otherwise amended.

Background/Criminal Check: Your employment under this agreement is conditional upon the successful completion of a background check, which will include a criminal record check. By signing this agreement, you consent to the Company carrying out a comprehensive background check and criminal record check, which will include the use of third-party service providers. If the information collected in  the  course of the background or criminal check would have or could have affected the Company's decision to hire, then the Agreement will terminate without notice or compensation of any kind and you will be paid all accrued and unpaid pay to your last day.

Please review the terms of this Agreement carefully. If you wish to accept these terms of employment, please sign and return a copy of this agreement to mail to: rommie.callaghan@privateerholdings.com

In consideration for the employment and compensation provided under this Agreement, and other good and valuable consideration, you agree as follows:

1.	Employment

The terms of your employment will be as follows:

a.

Position and Responsibilities: You will be employed by the Company in the position of Chief Corporate Development Officer, reporting to the Chief Executive Officer or his designate. You will perform or fulfill all duties and responsibilities of your position, subject to applicable laws. You will also perform or fulfill the duties and responsibilities that the Company may reasonably assign to you from time to time. You will at all times conform to the reasonable and lawful instructions and directions of the Company and its managers. You acknowledge and agree that as you are employed by a new and developing company in Canada, you will need to be flexible in performing duties the Company asks you to perform from time to time, and in the position you occupy and the person or position you report to. As the Company changes and grows, you may be required to change the scope of your position and duties. Such changes will not involve a reduction in compensation and you agree that no such changes will repudiate this Agreement or amount to a constructive dismissal or termination of your employment.

b.

Scope of Duties: During your employment you will devote the whole of your time, attention and abilities to your duties. You agree to give the Company the full benefit of your knowledge, expertise, skill and ingenuity. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a prudent person would exercise in comparable circumstances. For clarity, you are permitted to serve as a member of corporate boards of directors, as approved by the Company, provided such service does not interfere with your duties to the Company.

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c.

Base salary: You will earn a base salary in the amount of CAD$375,000.00 per annum, less statutory and other required deductions, for all work and services you perform for the Company, paid to you bi-weekly 26 equal payments, in arrears (the "Base salary") in accordance with our payroll policies in effect from time to time. Your hours of work and schedule may change from time to time depending on operational needs, and you may be required to work evenings, weekends and statutory holidays. Your performance and your compensation will be reviewed on an annual basis.

d.

Discretionary Bonus Compensation: You will be eligible to participate in the Company's discretionary incentive bonus plan, of up to 50% of base salary, based on your annual performance and on overall Company performance. Targets, milestones and any bonus award will be determined by the Company in its sole and absolute discretion. The Company may amend the bonus plan at any time without advance notice. The Company's incentive plans are intended to serve as retention tools, so your eligibility to participate requires you to be actively working in an ongoing employment relationship with the Company. No bonus is earned until the Company pays the bonus to you.

e.	Annual Equity Grants: Subject to approval by the Board, you will also be eligible to participate in the Company's annual equity grants program to be offered to senior management.

f.

Restricted Stock Units: Subject to approval by the Board, under the Tilray, Inc. Equity Incentive Plan (the ''Tilray Plan"), the Company shall grant you 90,000 restricted stock units (the "Tilray Restricted Stock Units") of the Company's Common Stock. The Restricted Stock Units will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a three-year vesting schedule, under which 33.34% percent of your shares will vest after twelve months of employment, with the remaining shares vesting quarterly thereafter, until either your Restricted Stock Units are fully vested or your employment ends, whichever occurs first.

g.

Vacation Entitlement and Statutory Holidays: You will be eligible to earn up to twenty five 25 days’ paid vacation per annum, pro-rated for any partial year of employment. Your vacation must be taken at a time or times acceptable to the Company and in accordance with the Company's vacation policy in effect from time to time. You are expected to schedule and use your full vacation allotment each year. The Company observes the paid statutory holidays legislated in the province you work in, subject to operational needs.

h.

Benefits: You will be eligible to participate in applicable employee benefits plans such as the Company offers its Canadian-based employees from time to time (the "Employee Benefits"} on the first of the month following date of hire. Details, terms and conditions of the Employee Benefits will be provided to you once in place and, thereafter, when changes are made to the Employee Benefits. The Company reserves the right to amend, eliminate, substitute or otherwise change the Employee Benefits at its sole discretion, at any time upon written notice, including but not limited to changes to cost sharing, premium amounts, waiting periods, terms of benefits and deductibles. You agree that the Company's liability in respect of any employee benefit is limited to the Company's premium payments for said benefit, and the Company is not liable for any decision, action or inaction of any benefits provider or insurer.

i.

Business Expenses: The Company will reimburse you for all authorized travelling and out-of pocket expenses actually, exclusively and necessarily incurred by you in connection with your duties under this Agreement, provided that you first furnish statements with accompanying receipts or vouchers for all such expenses to the Company and otherwise comply with the Company's expense policies as in effect from time to time.

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j.	Annual Tax Filings: The Company will reimburse you for your reasonable cross-border tax planning and filing expenses each year, upon receipt of supporting invoices.

k.

Professional Development & Membership in Professional Associations: Subject to pre approval, if you are required by the Company to hold and maintain certain professional accreditation(s), the Company will reimburse you for reasonable costs associated with ongoing required professional development and membership in applicable professional organizations.

I.

Place of Work: You will be based in Toronto, Ontario, at the offices and/or sites maintained by the Company. It is anticipated that most of your work will be carried out within the province and that you will be required to travel regularly to perform your duties. You also may be required to make regular trips to the United States and other provinces for training, reporting and/or business purposes.

m.

Driver's Licence: You will maintain a valid driver's licence at all times. For your protection and that of the Company, you will maintain business-use auto insurance for your vehicle with minimum liability coverage of $2,000,000 at all times and will ensure that you provide the Company with a copy of your policy (and subsequently on request). Such insurance coverage is reimbursed through the Company's mileage expense policy when you are required to use your vehicle for Company business.

n.

Offer of Comparable Employment by Affiliate: You agree that if an Affiliated Company offers you comparable employment on terms substantially similar to the terms of this Agreement, you will consider this offer in good faith. If accepted, you will receive equal credit for your length of service with the Company and all probation and benefit-qualifying periods will be waived where in the Affiliate Company's power to do so.

o.

Inspections/Searches: The Company operates in a highly-regulated environment, and its primary product is a controlled substance. In order to meet its obligations in respect of regulatory compliance, its regulatory licences, occupational health and safety requirements, employee personal safety and inventory control, the Company reserves the right to monitor the workplace, and inspect/search the personal property and vehicles that you bring onto the Company's property. Subject to applicable law, the Company may also inspect/search your personal property and vehicle at any time if it has reasonable grounds for doing so. The Company has the right to inspect/search Company property at any time. Please be aware that you do not have an expectation of privacy in connection with your personal belongings or vehicle when attending work. Accordingly, the Company recommends that you do not bring into the workplace anything that you consider of a private nature. By accepting employment with the Company, you consent to random searches/inspections of your personal property and vehicle, and any withdrawal of consent or refusal to cooperate will, at a minimum, result in suspension from the workplace without pay, along with any further action the Company deems fit.

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2.	Obligations of Employment

In addition to your employment obligations at common law, you covenant and agree as follows:

a.

Loyalty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business of the Company. You will act honestly and in good faith, in the best interests of the Company.

b.

Business of the Company: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company. You will not engage in any other employment without the written consent of the Company. Further, you will not sell or distribute, or be involved in any way in the selling or distribution of, cannabis, or any cannabis products or cannabis-related paraphernalia, outside the Business of the Company, regardless of whether such activity is lawful or unlawful.

c.

No Personal Benefit: You will not receive or accept for your own benefit or for any other Person's benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the Company. You will comply with the Company's Code of Ethics and Conduct policies as in effect from time to time.

d.

Business Opportunities: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Company. Any such information communicated to the Company as a foresaid will be and remain the property of the Company notwithstanding any subsequent termination of your employment.

e.

Return of Company Property: Upon termination of your employment, or at any time upon request, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards, equipment or other property belonging to the Company or the Company's customers.

f.

Pre-existing Obligations: You are hereby requested and directed by the Company to comply with any existing contractual, statutory or other legal obligations to your former employer and to any other Person. The Company is not employing you to obtain the confidential information or business opportunities of your former employer or any other Person.

g.

Qualifications, Licences and Permits: You must hold and maintain the appropriate class of licence, certificate, degree, accreditation, qualification, visa and/or permit ("Authorizations") for the proper performance of your duties, and to work in the jurisdiction in which you are performing your duties. The Company may require you to provide copies of Authorizations which are necessary for you to perform your duties. Should you fail to maintain such Authorizations or if you misrepresent such Authorizations, your employment will be deemed frustrated and will terminate without compensation or notice of any kind.

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h.

Policies and Procedures: You are required to comply with the Company's policies and procedures as established and amended from time to time; however, such policies and procedures do not form contractual terms and may be amended without notice. You are required to comply with all lawful directions of the Company and follow all workplace policies and procedures and with the Company's rules, regulations, policies, practices, and procedures, as amended from time to time. The Company's policy and procedures manuals are available through Human Resources and on the Company's network. It is your responsibility to familiarize yourself with the Company's policies and procedures.

The Company's policies and procedures are subject to change immediately upon written notice, concurrent with all applicable regulatory or statutory laws and regulations. In order for Tilray Canada, Ltd. to meet or exceed changes in law, these corporate policies may change without notice, or in connection with any management decisions of the Company.

i.

Non-disparagement: You agree that you will permanently refrain from directly or indirectly disclosing,  expressing,  publishing or  broadcasting,  or  causing to  be disclosed,  expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in your name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications, which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any of its affiliates, or any of its or their officers, directors or managers, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products or services.

3.	Confidential Information

a.

Non-Disclosure of Confidential Information: At all times during your employment and subsequent to the termination of your employment with the Company, you will keep the Confidential Information in strictest confidence and trust. You will take all necessary precautions against unauthorized disclosure of the Confidential Information, and you will not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor will you copy or reproduce the Confidential Information except as may be reasonably required for you to perform your duties for the Company.

b.

You represent and warrant that, in performing your duties under this Agreement, you will not disclose or use the confidential information of any other person or business in violation of the Company's contractual or legal obligations to that other person or business.

c.	You agree to indemnify the Company for any costs, fees, expenses, damages or penalties imposed upon the Company with respect to your unauthorized disclosure or misuse of such confidential information.

4.	Restricted Use of Confidential Information:

a.

At all times during and subsequent to the termination of your employment with the Company, you will not use the Confidential Information in any manner except as reasonably required for you to perform your duties for the Company.

b.

Without limiting your obligations under subsection 3(a), you agree that at all times during and subsequent to the termination of your employment with the Company, you will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any Products which are competitive with the Products of the Company.

c.

Upon the request of the Company, and in any event upon the termination of your employment with the Company, you will immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in your possession or under your control.

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5.	Ownership of Confidential Information:

a.	You acknowledge and agree that you will not acquire any right, title or interest in or to the Confidential Information.

b.

You agree to make full disclosure to the Company of each Development promptly after its creation. You hereby irrevocably assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of your right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights trademarks, industrial designs and all other intellectual property rights therein, whether realized within or beyond the scope of your employment, and regardless of the true purpose of the employment relationship, and you irrevocably waive all moral rights you may have in these Developments. You further agree to cooperate fully at all times during and subsequent to your employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. You agree that the obligations in this section will continue beyond the termination of your employment with the Company with respect to Developments created during your employment with the Company.

c.

You agree that the Company, its assignees and their licensees are not required to designate you as the author of any Developments. You hereby waive in whole all moral rights which you may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any service, cause or institution.

6.	Restrictive Covenants

a.

Non-Competition:  You agree that while you are employed by the Company , and for a period of six (6) months following the termination of your employment with the Company, you will not become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent, officer, director, proprietor, shareholder {other than a holding of shares listed on a stock exchange that does not exceed 2%of the outstanding shares so listed) or advisor, in any Competitive Business that is located or operates within Canada or the United States.

b.

Non-Solicitation of Clients: You agree that while you are employed by the Company, and for one (1) year following the termination of your employment with the Company, you will not, directly or indirectly, contact or solicit any Clients of the Company for the purpose of selling or supplying to these Clients of the Company any products or services which are competitive with the products or services sold or supplied by the Company at the time of your termination. The term "Client of the Company" in the preceding sentence means any Person that:

(i)was a client of the Company at the time of the termination of your employment with the Company; or

(ii)the Company actively solicited within the twelve months prior to the termination of your employment.

c.

Non-Solicitation of Employees: You agree that while you are employed by the Company, and for one (1) year following the termination of your employment with the Company , without the prior written consent of the Company, you will not directly or indirectly hire any employees of or consultants or contractors to the Company, nor will you solicit or induce or attempt to induce any persons who are employees of or consultants to the Company to terminate their employment or consulting agreement with the Company.

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7.	Reasonableness of the Restrictive Covenants

a.	You confirm that the obligations in Section 4 are fair and reasonable, given that, among other reasons:

(a)

the nature of the Business is such that you could relatively easily and effectively compete with the Business, and you therefore agree that the geographic scope of the obligation in Section 4 is reasonable;

(b)	the Company operates in a highly competitive market, in which it is subject to intense competition from competing businesses; and

(c)

you will have access to Confidential Information concerning the Business, including information concerning the Products and Developments and prospective Products which the Company is contemplating developing, producing, marketing, licensing or selling.

b.

You agree that the obligations in Section 4, together with your other obligations under this Agreement, are reasonably necessary for the protection of the Company's proprietary interests, and you acknowledge and agree that your obligations contained in this Agreement will not preclude you from becoming gainfully employed in a similar capacity, following a termination of your employment with the Company, given your t raining, general knowledge and experience.

8.	Termination

a.

Resignation: If for any reason you should wish to leave the Company, you will provide the Company with one month's prior written notice of your intention (the "Resignation Period"). The Parties hereby agree that in order to protect the Company's interest s, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end your employment immediately by delivering to you a written notice followed by payment of your Base Salary due to you during the remainder of the Resignation Period.

b.

Termination for cause: The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been paid by the Company.

c.

Termination Without cause or Resignation for Good Reason: The Company shall be entitled to terminate your employment without cause at any time upon providing you with two (2) months' written notice of the termination of your employment, pay in lieu of such notice,  or an equivalent combination of notice and pay in lieu of notice. You may resign with Good Reason by providing one (1) months' written notice. For purposes of this Agreement, "Good Reason" shall mean, without Executive's written consent: (i) there is a material reduction of the level of Executive's base compensation opportunity (except where there is a general reduction applicable to the management team generally), (ii) there is a material reduction in Executive's overall responsibilities or authority, or scope of duties, (iii) a change in the geographic location at which Executive must perform Executive's services; provided, that in no instance will there location of Executive to a facility or a location of fifty (50) miles or less from Executive's then current office location be deemed material for purposes of  this Agreement ; or (iv) any material breach by the Company of any provision of this Agreement. In exchange for your full and final

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release of all claims, as attached in Schedule A to this Agreement, the Company will pay you severance pay in an amount equal to eighteen (18) months of your base salary as then in effect (less applicable withholding) and all other contractual benefits (including, for clarity, all health benefit s) plus one (1) additional  month for each completed year of employment you work after the Start Date, up to a combined maximum of twenty-four (24) months, which will be paid as salary continuance in accordance with the Company's normal payroll practices plus any annual bonus for that has been earned but not yet paid to you (the "Separation Payment”) The Separation Payment is not subject to mitigation  and is conditional  upon you:  (i) continuing to  comply  with the terms of this Agreement, including provisions regarding confidentiality, non-disparagement IP assignment and restrictive covenants, {ii) returning all Company property, Confidential Information and Developments, and (iii) delivering to the Company or its successor a fully executed Release, attached as Schedule A, releasing the Company and its related parties of all claims relating to your employment and the termination thereof.

d.

Change in Control: Upon a Change in Control (as defined in the Company's 2018 Equity Incentive Plan) vesting of any then outstanding stock options or other compensatory equity awards granted to you by the Company shalt be accelerated such that no less than 100% will be fully vested as of the date of the Change in Control. In addition, if within eighteen (18) months after a Change in Control, your employment is terminated by the Company without Cause you shall be entitled to receive: (A) the benefits set forth in Section 8(c); and (B) full accelerated vesting of any then unvested shares of Common Stock subject to any option or other compensatory equity award then held by you, and no other severance or benefits of any kind (other than as set forth in Section 8(c), unless required by law or pursuant to any written Company plans or policies, as then in effect. Except as specifically revised by this Agreement, the exercise of your vested options and shares shall continue to be governed by the terms and conditions of the Company's applicable stock plan and stock agreements; provided, however, that to the extent you and the Company have entered into a written stock option agreement that provides for vesting terms more favorable to Executive than those provided for in this Section 8(d), the more favorable terms in that separate agreement will control.

e.

Garden Leave: Once notice of resignation or termination has been given by you or the Company, the Company may excuse you from the performance of your duties and/or exclude you from any premises of the Company or any Affiliated Company. Base Salary and other contractual benefits shall continue to be paid or provided to you until the last day of the notice period, subject to the terms of the governing agreements or plans. During any period where you are excused from your duties and/or excluded from the Company's premises, you shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any Affiliated Company. At any time, the Company may require you to return to the Company all property in your possession or under your control belonging to the Company or any Affiliated Company.

f.

No Implied Entitlement: Other than as expressly provided herein, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

g.

Continued Effect: Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position , duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

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h.

Suspension: The Company may suspend you, where, in the opinion of the Company, it is a suspension will not constitute a breach of this Agreement or a termination of your employment with the Company. necessary pending an investigation or disciplinary decision or as a disciplinary measure. Such any money, you hereby authorize the Company to deduct any such debt from your final salary payment or any other payment due to you. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within 14 days of any demand for repayment.

9.	Agreement Voluntary and Equitable

The Parties agree that they each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that they each have executed this Agreement voluntarily and of their own free will.

10.	Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement. This Agreement enures to the benefit of and is binding upon you and the Company and your respective heirs, executors, administrators, successors and permitted assigns.

11.	Severability

If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, said court will deem and interpret such provision to be valid and enforceable to the maximum duration, activity, geographic extent, and subject permissible under applicable law.

12.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any Party can be held responsible in any way, other than as expressed in writing in this Agreement. No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

13.	Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by any Party to this Agreement to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

14.	Survival of Terms

The provisions of sections 2(e), 3, 4, 5, 6, 8(i), 10, 11, 12, 13, 14, 15, 16 and 17 of this Agreement will survive the termination of your employment, as well as any other provisions herein that are necessary for the post termination protection of the Company or its Confidential Information or intellectual property.

15.	Further Assistance

The Parties will execute and deliver any documents and perform any acts necessary to carry out the intent

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of this Agreement.

16.	Equitable Remedies

You hereby acknowledge and agree that a breach of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

17.	Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

(a)

Amicable Negotiation - The Parties agree that, both during and after the term of your employment, each of us will make bona fide efforts to resolve any disputes arising between us by amicable negotiations;

(b)

Mediation - If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the "ADR Institute of Ontario" to have one appointed. The mediation will be held in Toronto, Ontario, in accordance with the National Mediation Rules of the ADR Institute of Canada and each Party will bear its own costs, including one-half share of the mediator's fees; however, the Parties agree that if the dispute is fully settled with the assistance of the mediator appointed under this section, the Company will be responsible for the full share of the mediator's fees.

(c)

Arbitration - If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the ADR Institute of Ontario to appoint one. The arbitration will be held in Toronto, Ontar,io in accordance with the Ontario Arbitration Act, and each Party will bear its own costs, including ne-half share of the arbitrator's fees.

18.	Definitions

In this Agreement:

"Affiliated Company" means an "affiliate" as defined in the Business Corporations Act (BC) or any successor legislation, as amended from time to time.

"Board" means the board of directors of the Company.

"Business" means the business of developing, producing, marketing, licensing and/or selling marijuana and/or marijuana products, and such other products and seivices the Company offers during your employment.

"Cause" includes, without limitation, breach of this Agreement and the usual meaning of cause under the common law or the laws of the province you work in.

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"Competitive Business" means any business operation, whether a partnership, proprietorship, joint venture, company or otherwise, that develops, produces, markets licenses and/or sells marijuana and/or marijuana products that are competitive with the Company's products.

"Company'' means Tilray Canada, Ltd., a company with a registered office at 1100 Maughan Road, Nanaimo, British Columbia and, where used in the context of protection of Confidential Information, intellectual property or business protection, includes any Affiliated Company.

"Confidential Information" includes any of the following:

a.	information concerning all Products and Developments (as defined below};

b.

information regarding the Company's business, operations, financing, strategies, methods and practices, including marketing strategies, product mix, product pricing, sales, margins, pay and compensation for staff, and any other information regarding the financial affairs of the Company;

c.	the identity of the Company's clients, business partners, licensees, agents and suppliers, and the nature of the Company's relationships with such clients, partners, licensees, agents and suppliers;

d.	information belonging to the Company's clients, business partners, licensees, agents and suppliers, which is disclosed to you or the Company; and

e.	any other trade secrets or confidential or proprietary information in the possession or control of the Company,

but does not include information which is or becomes generally available to the public through no fault of your own or which you can establish, through written records, was in your possession pr ior to its disclosure to you as a result of your work for the Company.

"Developments" includes all:

a.

Products, analyses, compilations, studies, concepts, software, documentation, research, data, designs, reports, flowcharts, training materials, trade-marks, and specifications, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

b.	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, instructions, illustrations and advertising materials; and

c.	inventions, devices, concepts, ideas, formulae, know-how, processes, techniques, systems, methods and improvements,

whether patentable or not, developed, created, generated or reduced to practice by you, alone or jointly with others, relating to your employment with the Company or which result from tasks assigned to you by the Company or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company.

"Parties" means, collectively, you and the Company, and for clarity, a "Party" means any one of the Parties.

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

"Products" means (i) any products developed by, for or on behalf of the Company for use in its Business

Initials:

Andrew Pucher

or operations, (ii) any intellectual property or assets owned, licensed, sold,marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products and services that the Company discovers or develops during your employment.

19.	Acknowledgement of Terms and Obligations

You agree that you understand all of the terms, rights and obligations under this Agreement , and that you have had the opportunity to discuss and negotiate these terms, rights and obligations with the Company.

20.	Conflict

In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this Agreement will prevail.

21.	Governing Laws

This Agreement will be governed by and construed in accordance with the laws of the province you most regularly work in and the laws of Canada applicable therein.

22.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

Tilray Canada, Ltd.

By:

Brendan Kennedy

I have read, understand, acknowledge and accept the terms and conditions of my employment with the Company as set out above:

Andrew Pucher

Date

Initials:

Andrew Pucher

SCHEDULE A

RELEASE

In consideration of the payment to me, Andrew Pucher, by Tilray Canada Ltd. (the "Company") of the Separation Payment set out in the executive employment agreement between the Company and me dated November 9, 2018:'

1.I release the Company and its affiliated and related companies, and all of their respective successors, directors, officers, employees, agents and assigns (jointly and severally called "Tilray") from all claims whatsoever arising out of or in any way related to my employment, or the termination of my employment, with the Company.

2.In particular, without limiting the foregoing, I release Tilray from any and all liability with respect to any claim, whether arising at common law, in equity or pursuant to any statute, including the applicable provincial employment standards and human rights legislation, and any claim with respect to any right or benefit of employment with the Company.

3.I acknowledge and agree that I have been paid all wages in accordance with the applicable employment standards legislation and in accordance with my employment agreement.

4.I will not make a claim against any person that may have a right to claim over against Tilray.

5.I agree not to use, and not to disclose to any person or entity, any confidential information concerning Tilray, including, but not limited to, any trade secrets, client lists or information, details of services provided to or requirements of clients, the identity of any partners or prospective partners or clients, information pertaining to services, methods, plans, management organization, personnel records or information, finances, development or marketing plans, financial records or other financial, commercial, business or technical information relating to Tilray.

6.Except as required by law, I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release, or the terms of agreement relating to the termination of my employment  with the Company, to any person or entity, except to my spouse and my legal and financial advisors on the condition that I first obtain their agreement to maintain such information as confidential.

7.I agree that I will not, directly or indirectly, make any damaging or disparaging comments in any form about the Company or its affiliates, or about their management, their businesses, their products or t heir services.

8.I agree and understand that the terms of this Release are contractual and not mere recital.

I have read this Release , understand its terms, have had the opportunity to obtain independent legal advice with respect to it and to all issues arising from my employment and the termination of my employment with the Company and have sought such advice as I have seen fit.

Signed and Witnessed at		Ontario:

(City)

Andrew Pucher		Date

Witness Name (please print)		Witness Signature

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Andrew Pucher
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